Baker & McKenzie LLP Bank of America Center 700 Louisiana, Suite 3000 Houston, TX 77002 United States Tel: +1 713 427 5000 Fax: +1 713 427 5099 www.bakermckenzie.com

EXHIBIT 5.1

August 29, 2018

Trecora Resources
1650 Hwy 6 South, Suite 190
Sugar Land, TX  77478

RE:	Registration Statement on Form S-8 for Trecora Resources
Trecora Resources Stock and Incentive Plan

Ladies and Gentlemen:

We have acted as securities counsel to Trecora Resources, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”), with respect to the registration of 1,000,000 shares (the “Shares”) of the Company’s common stock, $0.10 par value per share, issuable pursuant to the Trecora Resources Stock and Incentive Plan, as amended (the “Plan”).

In connection therewith, we have examined originals or copies certified or otherwise identified to our satisfaction of the certificate of incorporation of the Company, as amended, the bylaws of the Company, as amended, the Plan, the corporate proceedings with respect to the issuance, offering and sale of the Shares and such other corporate records, agreements, documents and instruments and certificates or comparable documents of public officials and officers and representatives of the Company as we have deemed necessary or appropriate for the expression of the opinions contained herein.

In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the legal capacity of all natural persons signing such documents, the due authority of all parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plan. We have also assumed that at the time of each issuance of Shares, there will be a sufficient number of shares of the Company’s common stock authorized for issuance under the Company’s certificate of incorporation, as amended, that have not otherwise been issued or reserved or committed for issuance.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan (including the payment of consideration, if any, required thereunder), the Shares will be legally issued, fully-paid and non-assessable.

The foregoing opinion is limited in all respects to the Constitution of the State of Delaware and the Delaware General Corporation Law. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ BAKER & McKENZIE LLP

BAKER & McKENZIE LLP

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.